Exhibit 99.1

NuStar Energy Reports Earnings Results for Fourth Quarter

and Full Year 2012

Quarterly Distribution Remains at $1.095 Per Unit

Transportation Segment Continues to Benefit from NuStar’s Growth in the Eagle Ford Shale

Expect to Close on Second Phase of TexStar Acquisition in First Quarter 2013

SAN ANTONIO, February 1, 2013 — NuStar Energy L.P. (NYSE: NS) today announced its fourth quarter distributable cash flow from continuing operations available to limited partners was $57.1 million, or $0.73 per unit, compared to 2011 fourth quarter distributable cash flow of $59.5 million, or $0.90 per unit.  For the year ended December 31, 2012, distributable cash flow from continuing operations available to limited partners was $202.6 million, or $2.77 per unit, down from the $305.3 million, or $4.70 per unit earned in 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $77.6 million for the fourth quarter of 2012 compared to $91.9 million for the fourth quarter of 2011.  For the year ended December 31, 2012, EBITDA from continuing operations was $99.1 million, lower than the $476.5 million in 2011.

The company reported a fourth quarter net loss applicable to limited partners of $21.2 million, or $0.27 per unit, compared to net income applicable to limited partners of $19.8 million, or $0.30 per unit, earned in the fourth quarter of 2011.  For the year ended December 31, 2012, the company reported a net loss applicable to limited partners of $263.3 million, or $3.61 per unit, compared to net income applicable to limited partners of $180.7 million, or $2.78 per unit, in 2011.

The partnership also announced that its board of directors has declared a fourth quarter 2012 distribution of $1.095 per unit. This fourth quarter 2012 distribution will be paid on February 14, 2013, to holders of record as of February 11, 2013.  Distributable cash flow available from continuing operations to limited partners covers the distribution to the limited partners by 0.67 times for the fourth quarter of 2012 and 0.63 times for the year ended December 31, 2012.

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“2012 was a critical transition year for our company as we made a lot of tough decisions that put NuStar on the right track for the future,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.   “We implemented a strategic redirection away from the margin-based asphalt and fuels refining business in order to focus on growing our storage and transportation operations through internal growth projects and acquisitions.  We are excited about expanding our presence in the lucrative Eagle Ford Shale through recently announced transactions and expansion projects in the region, all of which should have great rates of return.  And we believe that there are many more great opportunities for growth in the U.S. shale plays that could be transformative for NuStar in the coming years.”

Fourth Quarter and Year-to-Date Adjustments

The fourth quarter 2012 results include $41.5 million, or $0.52 per unit, of expense items that were not reflected in initial fourth quarter earnings guidance.  Approximately half of these expenses relate to hedge losses recorded following our decision to sell the San Antonio refinery.  The remaining expense items relate primarily to costs related to cancelled capital projects, employee benefit expenses associated with the asphalt joint venture and lease buyout expenses for the company’s previous corporate office location.  Excluding these items and other adjustments, fourth quarter 2012 adjusted net income applicable to limited partners would have been $19.5 million, or $0.25 per unit.

In addition to those fourth quarter expense items, results for the year ended December 31, 2012 included $281.9 million, or $3.82 per unit, of expense items primarily goodwill and long-lived asset impairments and a loss resulting from deconsolidating the asphalt joint venture. Excluding these items and other adjustments, such as the $18.7 million after tax gain on the second quarter Grace legal settlement, adjusted net income applicable to limited partners for the year ended December 31, 2012 would have been $53.6 million, or $0.73 per unit.

2012 Segment Results

“Our transportation segment continues to perform better than last year as we benefit from higher throughputs related to internal growth capital projects completed in the Eagle Ford Shale over the past several months,” said Anastasio.  “In addition, in December 2012, the segment began to benefit from incremental crude oil pipeline throughputs from the crude oil pipeline, gathering and storage assets in the Eagle Ford Shale region that we acquired from TexStar Midstream Services LP.”

In regard to the 2012 performance of the company’s storage segment Anastasio said, “While full-year results were higher than 2011’s results, the increased earnings associated with internal growth projects completed in 2011 and 2012, primarily at the St. James, Louisiana terminal,

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were partially offset by weaker than expected fourth quarter 2012 results in the segment.  Cancelled capital project costs, fewer vessel calls and higher maintenance costs at some of our terminal facilities caused fourth quarter results to be lower than expected.”

Addressing the performance of the asphalt and fuels marketing segment, Anastasio went on to say, “Due to the third quarter 2012 sale of 50% of our asphalt operations and the January 1, 2013 sale of our San Antonio refinery, now reported as discontinued operations, the only operating results included in this segment in the fourth quarter of 2012 relate to our fuels marketing operations.  The fuels marketing operations generated a profit during the fourth quarter and are expected to continue to generate a profit in the future.”

TexStar Acquisition Update

“Integration of the crude oil assets acquired from TexStar in December has gone well,” said Anastasio.  “We plan to close on the acquisition of TexStar’s natural gas liquid (NGL) assets in the first quarter of 2013.  The purchase price on these NGL assets is expected to be $100 million and we plan to spend an additional $330 million of growth capital to fully integrate and complete construction of some of the assets that we acquired.”

2013 Outlook

Commenting on the earnings outlook for 2013, Anastasio said, “We expect the EBITDA results for all three of our segments to improve compared to last year.  Our transportation segment should benefit from two Eagle Ford internal growth pipeline projects completed in 2012 and the crude oil assets acquired from TexStar.  The storage segment is projected to continue to benefit from the April 2012 completion of a rail car offloading project at our St. James, Louisiana terminal and begin to benefit from the first quarter 2013 completion of a one million barrel expansion project at our St. Eustatius terminal as well as a seven hundred thousand barrel storage expansion at our St. James, Louisiana terminal.”

Anastasio went on to say, “We expect our asphalt and fuels marketing segment’s 2013 results to improve compared to 2012, primarily due to higher earnings in the bunkering and heavy fuel oil businesses.”

With regard to capital spending projections Anastasio added, “NuStar expects to spend $600 to $625 million on internal growth projects during 2013, primarily on projects in the Eagle Ford Shale, while our reliability capital spending should be in the range of $35 to $45 million.”

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, February 1, 2013, to discuss the financial and operational results for the fourth quarter of 2012.

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Investors interested in listening to the presentation may call 800/622-7620, passcode 84162009.  International callers may access the presentation by dialing 706/645-0327, passcode 84162009.  The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 84162009.  International callers may access the playback by calling 404/537-3406, passcode 84162009.  A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,573 miles of pipeline; 87 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and 50% ownership in two asphalt refineries with a combined throughput capacity of 104,000 barrels per day.  The partnership’s combined system has approximately 96 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable.  Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events.  All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company.  These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions.  These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2011 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

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NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Statement of Income Data (Note 1):
Revenues:
Services revenues	$233,653	$220,980	$880,097	$834,809
Product sales	751,114	1,603,425	5,075,579	5,437,006
Total revenues	984,767	1,824,405	5,955,676	6,271,815

Costs and expenses:
Cost of product sales	718,208	1,567,793	4,930,174	5,175,710
Operating expenses	141,116	138,035	542,764	524,654
General and administrative expenses	29,502	33,538	104,756	103,050
Depreciation and amortization expense	39,483	43,210	165,021	166,589
Asset impairment loss	—	—	249,646	—
Goodwill impairment loss	—	—	22,132	—
Gain on legal settlement	—	—	(28,738)	—
Total costs and expenses	928,309	1,782,576	5,985,755	5,970,003
Operating income (loss)	56,458	41,829	(30,079)	301,812
Equity in (loss) earnings of joint ventures	(13,194)	4,461	(9,378)	11,458
Interest expense, net	(21,552)	(20,339)	(89,670)	(81,727)
Other (expense) income, net	(5,119)	2,401	(26,511)	(3,343)
Income (loss) from continuing operations before income tax expense	16,593	28,352	(155,638)	228,200
Income tax expense	2,176	3,568	22,494	16,713
Income (loss) from continuing operations	14,417	24,784	(178,132)	211,487
(Loss) income from discontinued operations, net of income tax	(25,440)	5,415	(49,105)	10,114
Net (loss) income	$(11,023)	$30,199	$(227,237)	$221,601

Net (loss) income applicable to limited partners	$(21,212)	$19,782	$(263,325)	$180,714

Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.05	$0.22	$(2.95)	$2.63
Discontinued operations	(0.32)	0.08	(0.66)	0.15
Total	$(0.27)	$0.30	$(3.61)	$2.78

Weighted average limited partner units outstanding	77,886,078	66,226,386	72,957,417	65,018,301

EBITDA from continuing operations (Note 2)	$77,628	$91,901	$99,053	$476,516

Distributable cash flow from continuing operations (Note 2)	$69,500	$71,140	$251,029	$348,649

	December 31,
	2012	2011
Balance Sheet Data:
Debt, including current portion (a)	$2,411,004	$2,293,030
Partners’ equity (b)	2,584,995	2,864,335
Debt-to-capitalization ratio (a) / ((a)+(b))	48.3%	44.5%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Segment Data:
Storage:
Throughput (barrels/day)	794,335	735,521	765,556	693,269
Throughput revenues	$27,933	$21,858	$95,612	$80,246
Storage lease revenues	120,557	126,705	500,030	486,525
Total revenues	148,490	148,563	595,642	566,771
Operating expenses	90,895	72,409	305,500	285,639
Depreciation and amortization expense	23,724	23,081	93,449	87,737
Asset impairment loss	—	—	2,126	—
Segment operating income	$33,871	$53,073	$194,567	$193,395

Transportation:
Refined products pipelines throughput (barrels/day)	520,796	528,818	498,321	514,261
Crude oil pipelines throughput (barrels/day)	402,813	355,627	345,648	317,427
Total throughput (barrels/day)	923,609	884,445	843,969	831,688
Revenues	$95,517	$85,043	$340,455	$311,514
Operating expenses	33,775	29,111	128,987	113,946
Depreciation and amortization expense	13,792	12,886	52,878	51,165
Segment operating income	$47,950	$43,046	$158,590	$146,403

Asphalt and fuels marketing:
Product sales and other revenue	$752,022	$1,607,320	$5,086,383	$5,455,659
Cost of product sales	725,549	1,573,702	4,957,100	5,205,574
Gross margin	26,473	33,618	129,283	250,085
Operating expenses	20,457	47,091	148,458	157,282
Depreciation and amortization expense	18	5,416	11,253	20,949
Asset and goodwill impairment loss	—	—	266,357	—
Segment operating income (loss)	$5,998	$(18,889)	$(296,785)	$71,854

Consolidation and intersegment eliminations:
Revenues	$(11,262)	$(16,521)	$(66,804)	$(62,129)
Cost of product sales	(7,341)	(5,909)	(26,926)	(29,864)
Operating expenses	(4,011)	(10,576)	(40,181)	(32,213)
Total	$90	$(36)	$303	$(52)

Consolidated Information:
Revenues	$984,767	$1,824,405	$5,955,676	$6,271,815
Cost of product sales	718,208	1,567,793	4,930,174	5,175,710
Operating expenses	141,116	138,035	542,764	524,654
Depreciation and amortization expense	37,534	41,383	157,580	159,851
Asset and goodwill impairment loss	—	—	268,483	—
Segment operating income	87,909	77,194	56,675	411,600
General and administrative expenses	(29,502)	(33,538)	(104,756)	(103,050)
Other depreciation and amortization expense	(1,949)	(1,827)	(7,441)	(6,738)
Other asset impairment loss	—	—	(3,295)	—
Gain on legal settlement	—	—	28,738	—
Consolidated operating income (loss)	$56,458	$41,829	$(30,079)	$301,812

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

(1)    The results of operations for the San Antonio Refinery and related assets have been reported as discontinued operations for all periods presented.

(2)    NuStar Energy L.P. utilizes two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, which are not defined in United States generally accepted accounting principles.  Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance.  In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating.  Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income from continuing operations.  They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income (loss) from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Income (loss) from continuing operations	$14,417	$24,784	$(178,132)	$211,487
Plus interest expense, net	21,552	20,339	89,670	81,727
Plus income tax expense	2,176	3,568	22,494	16,713
Plus depreciation and amortization expense	39,483	43,210	165,021	166,589
EBITDA from continuing operations	77,628	91,901	99,053	476,516

Less equity in loss (earnings) of joint ventures	13,194	(4,461)	9,378	(11,458)
Less interest expense, net	(21,552)	(20,339)	(89,670)	(81,727)
Less reliability capital expenditures	(15,180)	(6,147)	(33,572)	(44,339)
Less income tax expense	(2,176)	(3,568)	(22,494)	(16,713)
Plus distributions from joint venture	—	4,977	6,364	14,374
Plus other non-cash items (a)	13,304	—	287,981	5,093
Mark-to-market impact on hedge transactions (b)	4,282	8,777	(6,011)	3,653
Contingent loss adjustment	—	—	—	3,250
Distributable cash flow from continuing operations	69,500	71,140	251,029	348,649

Distributable cash flow from continuing operations attributable to noncontrolling interest	(344)	53	(300)	441
Distributable cash flow from continuing operations available to general partner	12,766	11,598	48,728	42,956
Distributable cash flow from continuing operations available to limited partners	$57,078	$59,489	$202,601	$305,252

Distributable cash flow from continuing operations per limited partner unit	$0.73	$0.90	$2.77	$4.70

(a)    Other non-cash items for the year ended December 31, 2012 consist of (i) $271.8 million of long-lived asset impairment charges mainly related to our asphalt operations, including fixed assets, goodwill and intangible assets, (ii) a $21.6 million loss associated with the sale of 50% of our asphalt operations on September 28, 2012, (iii) $13.3 million in costs written off due to cancelled capital projects and leasehold improvements associated with the termination of the lease of our previous corporate headquarters building and (iv) an $18.7 million gain, net of tax, resulting from a legal settlement.

(b)    Distributable cash flow from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory.  The gain or loss associated with these contracts is realized in distributable cash flow from continuing operations when the contracts are settled.